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PROSPECT MEDICAL HOLDINGS, INC.
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PROSPECT MEDICAL HOLDINGS, INC. FILED A FORM 8-K FOR THE THIRD QUARTER AND EARNINGS PRESS RELEASE:
Filed by Prospect Medical Holdings, Inc.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Prospect Medical Holdings, Inc.
Commission File No.: 1-32203

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Investor Relations		Devin Sullivan
(714) 796-4271		(212) 836-9608
linda.hodges@prospectmedical.com		dsullivan@equityny.com
FOR IMMEDIATE RELEASE
PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS
Q3 FY 2010 Highlights Compared to Q3 FY 2009
•	Revenues increased 2.3% to $116.9 million from $114.3 million

•	Operating income rose 80.6% to a record $12.1 million, or 10.4% of revenues, from $6.7 million, or 5.9% of revenues

•	Net income of $2.8 million, or $0.12 per diluted share, compared to a net loss of $0.2 million, or $0.01 per diluted share

•	Record Q3 Adjusted EBITDA of $14.6 million, up 14.1% from $12.8 million

•	Record Trailing Twelve Month Adjusted EBITDA of $59.5 million, up 18.1% from $50.4 million

•	Year-to-date cash flow from operations of $15.1 million

•	Cash and investments of $54.4 million
Los Angeles, CA – August 16, 2010 – Prospect Medical Holdings, Inc. (NASDAQ: PZZ) (“Prospect” or the “Company”) today announced financial results for its fiscal 2010 third quarter ended June 30, 2010.
Prospect’s third quarter results reflected the continued success of an operating platform that emphasizes quality care, revenue diversification, cost-effectiveness and cash generation. The Company believes that its diversified revenue model is well suited to today’s healthcare market, being highly flexible and efficient, and positions the Company to capitalize on changes anticipated for Accountable Care Organizations under the Patient Protection and Affordable Care Act.
The Hospital Services segment increased revenues by 4.6%, with operating profit increasing by 65.0% over the prior year. Revenues of $47.4 million at the Medical Group were stable compared to the fiscal 2009 third quarter, while operating income was $3.3 million, up slightly from $3.2 million in the prior year quarter. Lower commercial enrollment given current unemployment levels was offset by continuing cost efficiencies and an increase in the number of more profitable Senior lives.
2010 fiscal year-to-date cash flow from operations was $15.1 million, an increase of 25.1% over the prior year. Cash and investments totaled $54.4 million at June 30, 2010 and the Company’s $15 million revolving credit facility remained undrawn.
Adjusted EBITDA rose to a third quarter record $14.6 million for the fiscal 2010 third quarter and to $59.5 million for the trailing twelve months (“TTM”) ended June 30, 2010, also a record. The Company’s net debt: Adjusted TTM EBITDA continued to strengthen to 2.1 at June 30, 2010. See reconciliation tables at the back of this release.
As previously announced, effective June 28, 2010 Prospect was added to the list of public companies that comprise the Russell 2000® Index, following the Russell Investment Group’s annual reconstitution of these indexes.
Prospect will continue to focus on further improving same-store operating performance, cross-fertilizing growth between its Hospital and Medical Group segments, and entering into additional Global Capitation and other value-enhancing arrangements. The Company will also use its available cash to pursue acquisitions where significant value can be created by applying the Company’s proven operating model and management approach.

CONSOLIDATED RESULTS OVERVIEW
Consolidated revenues for the fiscal 2010 third quarter rose 2.3% to $116.9 million from $114.3 million in the same period last year.
Consolidated operating income for the fiscal 2010 third quarter rose to a record $12.1 million from $6.7 million in the same period last year, primarily driven by a $4.8 million increase in operating income at the Hospital Services segment.
Net income attributable to common stockholders for the fiscal 2010 third quarter was $2.8 million, or $0.12 per diluted share on approximately 23.1 million diluted shares outstanding. This compared to a net loss attributable to common stockholders of $0.2 million, or $0.01 per diluted share, on approximately 20.5 million diluted shares outstanding for the fiscal 2009 third quarter.
SEGMENT RESULTS
Hospital Services
Prospect’s Hospital Services segment consists of the Company’s five hospitals in Southern California, including Brotman since April 14, 2009.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
($ in 000s, unaudited)	2010	2009	2010	2009
Net hospital services revenues	$69,540	$66,470	$209,490	$139,701
Operating expenses:
Hospital operating expenses	52,347	51,278	154,630	96,281
General and administrative	3,845	6,595	14,644	12,813
Depreciation and amortization	1,255	1,270	3,679	3,098

Total operating expenses	57,447	59,143	172,953	112,192

Operating income	$12,093	$7,327	$36,537	$27,509

Fiscal 2010 third quarter Hospital Services revenues increased by 4.6% to $69.5 million, primarily reflecting same store growth in the current year period.
Hospital operating income for the fiscal 2010 third quarter rose 65.0% to $12.1 million from $7.3 million in the fiscal 2009 third quarter, through a combination of profitable revenue growth and operational efficiencies.

Medical Groups
Prospect’s Medical Groups provide multi-specialty healthcare management services to approximately 176,000 individuals enrolled in HMO plans in southern California, through networks of primary care and specialist physicians.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
($ in 000s, unaudited)	2010	2009	2010	2009
Total medical group revenues	$47,367	$47,848	$140,175	$144,138
Total medical group cost of revenues	37,422	36,968	111,130	111,535

Gross margin	9,945	10,880	29,045	32,603

General and administrative	6,315	7,286	19,454	21,961
Depreciation and amortization	820	889	2,547	2,644

Total non-medical expenses	7,135	8,175	22,001	24,605

Income from unconsolidated joint venture	482	535	1,514	1,482

Operating income	$3,292	$3,240	$8,558	$9,480

Medical Group revenues for the fiscal 2010 third quarter were $47.4 million compared to $47.8 million in the prior year period, through a combination of lower commercial enrollment levels given current unemployment levels, offset by increases in senior membership, the Medical Group Segment’s most profitable line of business.
Medical Group operating income for the fiscal 2010 third quarter was $3.3 million, compared to operating income of $3.2 million in the fiscal 2009 third quarter, which increase was due primarily to further efficiencies and consolidation of certain administrative functions among Medical Groups.
Use of Adjusted EBITDA
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, in addition to operating income, net income and other GAAP measures, is a useful indicator of Prospect’s financial and operating performance and its ability to generate cash flows from operations that are available for interest, taxes and capital expenditures. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA amounts to the most directly comparable GAAP measures for each of the quarterly periods presented are included in the financial information provided as part of this release.
RECENT MERGER AGREEMENT
As further described in the Form 8-K filed with the SEC on Monday, August 16, 2010, on that date the Company entered into a definitive merger agreement to be acquired in a merger transaction for $8.50 per share in cash by an entity sponsored by Leonard Green & Partners, L.P. Certain stockholders of the Company will also participate as post-merger stockholders in the acquiring entity.
CONFERENCE CALL
The Company will not be having a Management conference call to discuss fiscal third-quarter results.

ABOUT PROSPECT MEDICAL HOLDINGS
Prospect Medical Holdings owns and operates five community-based hospitals in the greater Los Angeles area, and manages the provision for healthcare services of HMO enrollees in Southern California, through its network of specialist and primary care physicians. Prospect Medical Holdings’ website can be found at www.prospectmedicalholdings.com.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned (“SEC”) that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 21, 2009, Form 10-Q filed on August 16, 2010 and other filings. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
In connection with the proposed merger, Prospect expects to file with the SEC a proxy statement and other materials. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PROSPECT AND THE PROPOSED MERGER. Once filed with the SEC, the proxy statement and such other documents will be available without charge at www.sec.gov and on Prospect’s website at www.prospectmedicalholdings.com under “SEC Filings,” or by directing such request to Linda Hodges at (714)-796-4271.
PARTICIPANTS IN THE SOLICITATION
Prospect and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Prospect in connection with the proposed merger. Information concerning the interests of these directors, executive officers and other members of Prospect’s management and employees in the proposed merger will be included in Prospect’s proxy statement referenced above. Information regarding Prospect’s directors and executive officers is also available in its Annual Report on Form 10-K for the year ended September 30, 2009 and in its proxy statement for its 2010 Annual Meeting of Stockholders, which documents are on file with the SEC. These documents are available without charge at the SEC’s website at www.sec.gov and from Prospect as described above.
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PROSPECT MEDICAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Net Hospital Services revenues	$69,540	$66,470	$209,490	$139,701
Medical Group revenues	47,367	47,848	140,175	144,138

Total revenues	116,907	114,318	349,665	283,839

Operating expenses:
Hospital operating expenses	52,347	51,278	154,630	96,281
Medical Group cost of revenues	37,422	36,968	111,130	111,535
General and administrative	13,435	17,740	43,564	43,505
Depreciation and amortization	2,078	2,162	6,236	5,751

Total operating expenses	105,282	108,148	315,560	257,072
Operating income from unconsolidated joint venture	482	535	1,514	1,482

Operating income	12,107	6,705	35,619	28,249

Other (income) expense:
Interest expense and amortization of deferred financing costs, net	7,109	8,648	21,208	21,294
(Gain) loss on interest rate swap arrangements	—	(3,694)	—	5,019

Total other expense, net	7,109	4,954	21,208	26,313

Income before income taxes	4,998	1,751	14,411	1,936
Provision for income taxes	2,791	1,989	7,239	2,065

Net income (loss)	2,207	(238)	7,172	(129)
Net loss attributable to noncontrolling interest	(640)	—	(1,123)	5

Net income (loss) attributable to Prospect Medical Holdings, Inc.	$2,847	$(238)	$8,295	$(134)

Per share data:
Net income attributable to Prospect Medical Holdings, Inc. per common share
Basic	$0.14	$(0.01)	$0.40	$(0.01)

Diluted	$0.12	$(0.01)	$0.37	$(0.01)

Weighted average shares outstanding:
Basic	20,989	20,520	20,814	20,512

Diluted	23,119	20,520	22,567	20,512

PROSPECT MEDICAL HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	September 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,941	$37,768
Restricted cash	2,793	1,395
Investments, primarily restricted certificates of deposit	634	665
Patient accounts receivable, net of allowance for doubtful accounts of $18,219 and $11,715 at June 30, 2010 and September 30, 2009, respectively	42,609	36,806
Due from government payers	754	6,427
Other receivables	4,039	1,711
Refundable income taxes, net	—	1,558
Deferred income taxes, net	6,567	6,644
Inventories of supplies	4,130	4,137
Prepaid expenses and other current assets	4,955	5,380

Total current assets	117,422	102,491

Property, improvements and equipment, net	63,638	63,724
Deferred financing costs, net	6,841	8,205
Goodwill	153,250	153,250
Intangible assets, net	43,158	46,425
Other assets	568	1,051

Total assets	$384,877	$375,146

PROSPECT MEDICAL HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	September 30,
	2010	2009
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other healthcare costs payable	$14,745	$16,824
Accounts payable and other accrued liabilities	37,362	31,773
Accrued salaries, wages and benefits	18,777	24,903
Due to government payers	13,834	13,834
Income taxes payable, net	301	—
Current portion of capital leases	757	820
Current portion of long-term debt	22,183	3,805
Other current liabilities	868	629

Total current liabilities	108,827	92,588
Long-term debt, net of current maturities	157,329	172,539
Deferred income taxes, net	29,897	29,975
Malpractice reserves	1,866	2,824
Capital leases, net of current portion	617	569
Other long-term liabilities	158	162

Total liabilities	298,694	298,657

Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 40,000,000 shares authorized; 21,188,910 and 20,619,278 shares issued and outstanding at June 30, 2010 and September 30, 2009, respectively	212	206
Additional paid-in capital	97,014	94,498
Accumulated deficit	(10,008)	(18,303)

Total shareholders’ equity	87,218	76,401
Noncontrolling interest	(1,035)	88

Total Prospect Medical Holdings, Inc.’s shareholders’ equity	86,183	76,489

Total liabilities and shareholders’ equity	$384,877	$375,146

Adjusted EBITDA Reconciliation
(Unaudited) ($ in millions)
A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, for certain quarterly periods.

	Q1 09	Q2 09	Q3 09	Q4 09	Q1 10	Q2 10	Q3 10
Operating income — per earnings release	$9.9	$11.6	$6.7	$12.0	$11.8	$11.7	$12.1
Depreciation and amortization	1.8	1.8	2.2	2.1	2.1	2.1	2.1
Prior CEO severance
Stock-based compensation	0.3	0.3	0.2	0.2	1.2	0.5	0.2
All other adjustments, net (1)		0.3	3.7	0.3		0.9	0.2

Adjusted EBITDA — quarterly	12.0	14.0	12.8	14.6	15.1	15.2	14.6

Adjusted EBITDA — Trailing Twelve Month (TTM)	$43.7	$47.8	$50.4	$53.4	$56.5	$57.7	$59.5

Net Debt: Adjusted TTM EBITDA Ratio:
Ending debt							$179.5
Less: Ending cash and investments							(54.4)

Ending net debt							$125.1

Net debt: Adjusted TTM EBITDA ratio							2.1

(1)	Comprised of amounts considered by management to be non-recurring, including certain lender costs and non-recurring transaction or acquisition-related costs.